                                                                    EXHIBIT 12.1



                        V.F. CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF RATIO OF EARNINGS TO
                     FIXED CHARGES AND RATIO OF EARNINGS TO
                      COMBINED FIXED CHARGES AND PREFERRED
                                 STOCK DIVIDENDS


                                       NINE MONTHS ENDED                              FISCAL YEARS ENDED
                                   -------------------------    --------------------------------------------------------------------
                                   SEPTEMBER 30,  OCTOBER 2,    JANUARY 1,    JANUARY 2,    JANUARY 3,    JANUARY 4,    DECEMBER 30,
                                       2000          2000          2000          1999          1998          1997          1995
                                     -------       -------       -------       -------       -------       -------       -------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
Earnings before fixed charges:
   Income before income taxes        418,929       436,972       595,576       631,598       585,880       508,408       284,135
   Plus:
      Interest and debt
        expense ..............        62,451        53,831        71,426        62,282        49,695        62,793        77,302
      Interest portion of
        rental expense .......        14,825        14,825        19,767        21,433        22,067        22,333        23,467
                                     -------       -------       -------       -------       -------       -------       -------
Earnings before fixed
   charges ...................       496,205       505,628       686,769       715,313       657,642       593,534       384,904
                                     =======       =======       =======       =======       =======       =======       =======
Fixed charges:
   Interest and debt
      expense ................        62,451        53,831        71,426        62,282        49,695        62,793        77,302
   Capitalized interest ......           291           895         1,645           796           603           192           412
   Interest portion of rental
      expense ................        14,825        14,825        19,767        21,433        22,067        22,333        23,467
                                     -------       -------       -------       -------       -------       -------       -------
Fixed charges ................        77,567        69,551        92,838        84,511        72,365        85,318       101,181
                                     =======       =======       =======       =======       =======       =======       =======
Rental expense(1) ............        44,475        44,475        59,300        64,300        66,200        67,000        70,400

Preferred stock dividends ....         2,517         2,678         3,547         3,717         3,804         4,016         4,131
                                     -------       -------       -------       -------       -------       -------       -------
Combined fixed charges and
preferred stock dividends ....        80,084        72,229        96,385        88,228        76,169        89,334       105,312
                                     =======       =======       =======       =======       =======       =======       =======
Ratio of earnings to fixed
   charges ...................           6.4           7.3           7.4           8.5           9.1           7.0           3.8
Ratio of earnings to
   combined fixed charges
   and preferred stock
   dividends .................           6.2           7.0           7.1           8.1           8.6           6.6           3.7

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(1)  Rental expense was estimated for the nine months ended September 30, 2000 and the nine months ended October 2, 1999 based on three quarters of the rental expense in the fiscal year ended January 1, 2000.